SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 25, 2010

Date of Report

February 22, 2010

(Date of earliest event reported)

NextFit, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53218	87-0672359
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

235 West Sego Lily Drive, 2nd Floor, Sandy, Utah 84070

(Address of principal executive offices, including zip code)

(801) 990-1992

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     . Written communications pursuant to Rule 425 under the Securities Act

     . Soliciting material pursuant to Rule 14a-12 under the Exchange Act

     . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

     . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 22, 2010, the Company appointed David J. Card to serve for a 60 day term as an Executive Vice President of the Company.  As Executive Vice President, Mr. Card’s responsibilities will include international development and investor relations.  His term may be extended in the discretion of the Company.

Mr. Card is 54 years old.  Since 2008 he has served as the managing director of United Business Partners. United Business Partners develops business and financial opportunities between US companies and Asian investors. Prior to forming United Business Partners, from 2005 to 2007, Mr. Card lived in Singapore where he served as the Regional Vice President for Unicity International, Inc., a nutritional supplement company.  In that capacity he was responsible for managing all sales and operations of Unicity’s Southeast Asian operations.  Prior to 2005, Mr. Card served as Executive Vice President of Sales for a nutritional supplement firm, and was the founder, CEO and Chairman of Future 500 Corporation, responsible for hiring, managing, and training sales representatives for direct sales projects, raising venture capital, and designing marketing campaigns.  Mr. Card has worked as a licensed broker-dealer.  He has financial public relations experience representing publicly traded companies to investment analysts and brokerage firms.

In August and September, 2009, the Company issued an aggregate of 571,911 shares of Common Stock, valued at approximately $570,000, to United Business Partners for services rendered.  Mr. Card is the managing director and owner of United Business Partners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTFIT, INC.

/s/ Jeff Jenson

Jeff Jenson, President

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